Exhibit 99.0

For Immediate Release	Media Contact:	Lisa Marie Bongiovanni Mattel, Inc. 310-252-3524 lisamarie.bongiovanni@mattel.com

MATTEL ELECTS FRANCES DALY FERGUSSON TO ITS BOARD OF DIRECTORS

EL SEGUNDO, Calif., July 10, 2006 — Mattel, Inc. [NYSE:MAT] today announced that Frances Daly Fergusson, Ph.D. has been elected to the company’s Board of Directors effective September 15, 2006. This election will increase the number of Mattel Board members from 11 to 12.

Closing a 20-year presidency of Vassar College, Dr. Fergusson announced last year that she would leave her post as president on June 30, 2006. Under her leadership, Dr. Fergusson spearheaded a renaissance for the campus architecture and landscape, led efforts that have resulted in the College’s highest admissions standards and strengthened the budgetary processes and the financials by forging cross functional partnerships with administrators and faculty to study the college’s operations and develop a long range financial model.

“As president of one of the country’s preeminent learning institutions, Frances has provided tremendous leadership to the students and faculty at Vassar with her ability to champion her passion for education and the arts, while leading Vassar into the 21st century,” said Robert A. Eckert, Mattel’s chairman and chief executive officer. “We look forward to the added insight that Frances will bring to the Mattel Board of Directors.”

From 1982 to 1986, Dr. Fergusson was provost and vice president for academic affairs at Bucknell University. She was also a professor of art at Bucknell and served as the founding chair of the policy committee of the Patriot League and as a member of the Bucknell University Press editorial board. Her teaching career began as an assistant professor of art in 1969 at Newton College where she later became chair of the Art Department and director of the Division of Humanities and Fine Arts. In 1975, Dr. Fergusson was appointed as associate professor of art at the University of Massachusetts at Boston, and from 1980 to 1982, she served as assistant chancellor of the university.

A graduate of Wellesley College with special honors in art history, Dr. Fergusson went on to earn her master’s and doctorial degrees in art history at Harvard University, where she currently is serving a six-year term on the Board of Overseers of Harvard University. She is also a fellow of the American Academy of Arts and Sciences, on the Board of Directors of the Foreign Policy Association and a trustee of the National Humanities Center and the Isamu Noguchi Foundation. She has served on the boards of The Ford Foundation and the Mayo Clinic, chairing the Mayo board from 1988 to 2002. Currently, Dr. Fergusson is a member of the executive committee of HSBC USA and chairs its Compensation and Succession committee. She was named a director of Wyeth Pharmaceuticals in 2005.

The recipient of numerous honors and awards, Dr. Fergusson was inducted as a fellow of the American Academy of Arts and Sciences in 2002 and in 1998, she received the Eleanor Roosevelt Val-Kill Medal. In 1999, she received the Centennial Medal of the Graduate School of Arts and Sciences, Harvard University. She is a 2001 recipient of the Alumnae Achievement Award of Wellesley College, and of the Doctor of Literature degree (honorary) from the University of London.

About Mattel

Mattel, Inc., (NYSE: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 26,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.